UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 17, 2002
(Date of earliest event reported)

0-24339
(Commission File Number)

INKTOMI CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	94-3238130 (I.R.S. Employer Identification No.)

4100 East Third Avenue
Foster City, California 94404
(Address of principal executive offices)

(650) 653-2800
(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

     On December 17, 2002, Inktomi Corporation (“Inktomi”) completed the previously announced sale of its enterprise search software business to Verity, Inc. (“Verity”) pursuant to an Asset Purchase Agreement, dated as of November 13, 2002, as amended as of December 17, 2002, by and among Inktomi, Inktomi Quiver Corporation (formerly Quiver, Inc.), Ultraseek Corporation, Quiver Ltd. and Verity (as amended, the “Agreement”). Under the Agreement, Inktomi sold the business assets of its enterprise search software business to Verity for total consideration of $25 million in cash, and the assumption of Inktomi’s obligations under certain existing enterprise search business contracts, including customer support obligations. Of the $25 million cash consideration, $3 million plus interest will be paid 18 months following the closing of the sale, subject to reduction for indemnification claims made by Verity during such 18 month period. The consideration paid to Inktomi was determined as a result of arms-length negotiations between Inktomi and Verity. As a result of this asset divestiture, Inktomi has and will likely incur employee severance and other restructuring costs in addition to costs resulting directly from the sale, as further described in Inktomi’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

     A copy of the Asset Purchase Agreement is attached hereto as Exhibit 2.1 and a copy of Amendment No. 1 to the Asset Purchase Agreement is attached hereto as Exhibit 2.2, and each is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by the complete text of the Asset Purchase Agreement and Amendment No. 1 to the Asset Purchase Agreement attached hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not Applicable.

(b)	Unaudited Pro Forma Financial Information.

(i)	Unaudited pro forma condensed consolidated balance sheet for Inktomi at September 30, 2002.

(ii)	Unaudited pro forma condensed consolidated statement of operations for Inktomi for the three fiscal years ended September 30, 2002, 2001 and 2000.

(iii)	Notes to the unaudited pro forma financial information.

(iv)	Management’s discussion and analysis of financial condition and results of operations relating to the unaudited pro forma financial information.

INKTOMI CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial information for Inktomi Corporation (the “Company” or “Inktomi”) gives effect to the divestiture of Enterprise Search Division by Inktomi Corporation (the “Divestiture”) to Verity, Inc. This pro forma financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results and financial position that might have been achieved had the transaction described above occurred on the dates indicated, nor are they necessarily indicative of the operating results and financial position that may occur in the future. The unaudited pro forma condensed consolidated statements of operations for the years ended September 30, 2000, 2001 and 2002 give effect to the Divestiture and related pro forma accounting adjustments, as if the Divestiture had occurred on October 1, 1999, the beginning of fiscal year 2000. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2002 gives effect to the Divestiture and related pro forma accounting adjustments, as if the Divestiture had occurred on September 30, 2002. The adjustments relating to the Divestiture and other adjustments are described in the notes to the unaudited pro forma condensed consolidated financial information.

     The unaudited pro forma condensed consolidated financial information should be read in conjunction with Inktomi’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

INKTOMI CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)

September 30, 2002

	As filed in
	Form 10-K	Adjustments		Pro Forma

Assets
Current assets
Cash and cash equivalents	$17,292	$22,000	(a)	$37,292
	—	(2,000	)(b)
Short-term investments	28,115	—		28,115

Total cash, cash equivalents and short term investments	45,407	20,000		65,407
Accounts receivable, net	10,864	(2,754	)(c)	8,110
Prepaid expenses and other current assets	5,533	(297	)(d)	5,236

Total current assets	61,804	16,949		78,753
Investments in equity securities	331	—		331
Property, plant and equipment, net	62,536	(378	)(d)	62,158
Goodwill and other intangibles, net	10,028	(10,028	)(e)	—
Other assets	4,708	(394	)(d)	4,314
Loan to related parties	5,809			5,809

Total assets	$145,216	$6,149		$151,365

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$10,021	$—		$10,021
Accrued liabilities	30,180	—		30,180
Deferred revenue	26,767	(4,588	)(f)	22,179
Current portion of notes payable	30,003	—		30,003
Current portion of capital lease obligations	1,210	—		1,210

Total current liabilities	98,181	(4,588)		93,593
Capital lease obligations, less current portion	216	—		216
Other liabilities	185	—		185

Total liabilities	98,582	(4,588)		93,994
Stockholders’ equity
Common stock	162	—		162
Additional paid-in capital	952,602	—		952,602
Deferred compensation	(2,039)	—		(2,039)
Accumulated other comprehensive loss	(1,276)	—		(1,276)
Accumulated deficit	(902,815)	10,737	(g)	(892,078)

Total stockholders’ equity	46,634	10,737		57,371

Total liabilities and stockholders’ equity	$145,216	$6,149		$151,365

The accompanying notes are an integral part of these unaudited pro forma financial statements.

INKTOMI CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
For the year ended September 30, 2002

	As filed in
	Form 10-K	Adjustments		Pro Forma

Revenues:
Licenses	$41,218	$(12,401	) (a)	$28,817
Web search services	47,084	—		47,084
Maintenance services	18,275	(7,958	) (a)	10,317
Other services	6,128	(2,059	) (a)	4,069

Total revenues	112,705	(22,418)		90,287
Cost of revenues:
Licenses	3,588	(596	) (a)	2,992
Web search services	15,264	—		15,264
Maintenance services	4,172	(644	) (a)	3,528
Other services	5,465	(1,654	) (a)	3,811

Total cost of revenues	28,489	(2,894)		25,595
Gross profit	84,216	(19,524)		64,692
Operating expenses:
Sales and marketing	68,913	(15,173	) (b)	53,740
Research and development	51,312	(7,404	) (b)	43,908
General and administrative	14,972	(88	) (b)	14,884
Amortization of goodwill and other intangibles	50,206	(79	) (c)	50,127
Impairment of goodwill and other intangibles	202,615	—		202,615
Restructuring	19,869	(403	) (b)	19,466
Parkside lease restructuring and termination	79,986	—		79,986
Impairment of property, plant and equipment	102,982	—		102,982

Total operating expenses	590,855	(23,147)		567,708

Operating loss	(506,639)	3,623		(503,016)
Other income, net	6,603	—		6,603

Pretax loss	(500,036)	3,623		(496,413)
Income Tax Provision	(759)	—		(759)

Net loss	$(500,795)	$3,623		$(497,172)

Basic and diluted net loss per share	$(3.51)			$(3.48)

Shares used in calculating basic and diluted net loss per share	142,693			142,693

The accompanying notes are an integral part of these unaudited pro forma financial statements.

INKTOMI CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
For the year ended September 30, 2001

	As filed in
	Form 10-K	Adjustments		Pro Forma

Revenues:
Licenses	$106,737	$(18,674	) (a)	$88,063
Web search services	51,287	—		51,287
Maintenance services	21,682	(6,473	)(a)	15,209
Other services	18,856	(889	) (a)	17,967

Total revenues	198,562	(26,036)		172,526
Cost of revenues:
Licenses	6,277	(1,506	) (a)	4,771
Web search services	24,655	—		24,655
Maintenance services	5,916	(506	) (a)	5,410
Other services	12,329	(638	) (a)	11,691

Total cost of revenues	49,177	(2,650)		46,527
Gross profit	149,385	(23,386)		125,999
Operating expenses:
Sales and marketing	139,069	(11,197	) (b)	127,872
Research and development	77,925	(2,862	) (b)	75,063
General and administrative	24,581	—		24,581
Amortization of goodwill and other intangibles	70,426	—		70,426
Impairment of goodwill and other intangibles	44,915	—		44,915
Restructuring	11,627	(155	) (b)	11,472
Impairment of property, plant and equipment	904	—		904
Purchased in-process research and development	430			430
Acquisition related costs	19,497	—		19,497

Total operating expenses	389,374	(14,214)		375,160

Operating loss	(239,989)	(9,172)		(249,161)
Impairment of investments	(65,895)	—		(65,895)
Other income, net	10,340	—		10,340

Pretax loss	(295,544)	(9,172)		(304,716)
Income Tax Provision	(938)	—		(938)

Net loss	$(296,482)	$(9,172)		$(305,654)

Basic and diluted net loss per share	$(2.36)			$(2.43)

Shares used in calculating basic and diluted net loss per share	125,608			125,608

The accompanying notes are an integral part of these unaudited pro forma financial statements.

INKTOMI CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
For the year ended September 30, 2000

	As filed in
	Form 10-K	Adjustments		Pro Forma

Revenues:
Licenses	$135,796	$(2,731	) (a)	$133,065
Web search services	52,127	—		52,127
Maintenance services	12,628	(769	) (a)	11,859
Other services	23,666	(51	) (a)	23,615

Total revenues	224,217	(3,551)		220,666
Cost of revenues:
Licenses	6,449	(1,104	) (a)	5,345
Web search services	21,774	—		21,774
Maintenance services	3,852	(540	) (a)	3,312
Other services	10,100	(34	) (a)	10,066

Total cost of revenues	42,175	(1,678)		40,497
Gross profit	182,042	(1,873)		180,169
Operating expenses:
Sales and marketing	123,046	(1,975	) (b)	121,071
Research and development	59,714	(1,683	) (b)	58,031
General and administrative	19,121	—		19,121
Amortization of goodwill and other intangibles	13,182	—		13,182
Impairment of property, plant and equipment	1,045	—		1,045
Purchased in-process research and development	4,400	—		4,400
Acquisition-related costs	3,999	—		3,999

Total operating expenses	224,507	(3,658)		220,849

Operating loss	(42,465)	1,785		(40,680)
Other income, net	16,951	—		16,951

Pretax loss	(25,514)	1,785		(23,729)
Income Tax Provision	(1,826)	—		(1,826)

Net loss	$(27,340)	$1,785		$(25,555)

Basic and diluted net loss per share	$(0.24)			$(0.23)

Shares used in calculating basic and diluted net loss per share	113,030			113,030

The accompanying notes are an integral part of these unaudited pro forma financial statements.

INKTOMI CORPORATION
NOTES TO THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     NOTE 1 – Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

     The unaudited pro forma condensed consolidated balance sheet assumes that divestiture of certain assets and liabilities of Inktomi Corporation’s (“Inktomi’s”) Enterprise Search Division (Enterprise Search) to Verity, Inc. (“Verity”) occurred as of September 30, 2002. Assumptions and adjustments to reflect the estimated net proceeds and gain on sale of certain assets and liabilities of Enterprise Search to Verity include:

(a	)	Cash sales proceeds (Sales price of $25 million less $3 million held in escrow)	$22,000

(b	)	Estimated cost resulting directly from the sale including transaction, legal and accounting fees	(2,000)

		Estimated net proceeds	20,000

(c	)	Accounts receivable	2,754

(d	)	Carrying value of computers, office equipment and non-proprietary software	1,069

(e	)	Carrying value of net intangibles assets including goodwill of $8,240 and acquired technology of $1,788 both generated from the August 2002 acquisition of Quiver which technology was included in the sale of assets to Verity	10,028

(f	)	Deferred revenue assumed by Verity	(4,588)

		Estimated net assets of Search Enterprise Division assets sold	9,263

(g	)	Estimated gain	$10,737

INKTOMI CORPORATION
NOTES TO THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

NOTE 2 – Unaudited Pro Forma Condensed Consolidated Statement of Operations Adjustments

     The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations eliminate the results of operations directly related to the Enterprise Search. For purposes of this pro forma statement, the sale of certain assets and liabilities of the Enterprise Search is assumed to have occurred as of October 1, 1999, the beginning of Inktomi’s fiscal year 2000. The statements of operations do not include the gain on disposal, the costs related to the sale or interest income that would have been earned on sales proceeds since October 1, 1999.

(a)	Reflects the elimination of license, maintenance and professional service revenue and cost of revenue related to Enterprise Search.

(b)	Reflects the elimination of primarily direct costs for Inktomi employees in sales and marketing, research and development and general and administrative related to Enterprise Search.

(c)	Reflects the elimination of amortization of acquired technology generating from the August 2002 acquisition of Quiver which technology was included in the sale of assets to Verity.

INKTOMI CORPORATION

PRO FORMA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

     The unaudited pro forma condensed consolidated financial information presented in this report gives effect to the divestiture of our Enterprise Search Division (the “Divestiture”) as a result of the sale of the business assets relating to this division to Verity, Inc. (“Verity”). The pro forma financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results and financial position that might have been achieved had the transaction described above occurred on the dates indicated, nor are they necessarily indicative of the operating results and financial position that may occur in the future. The unaudited pro forma condensed consolidated statements of operations for the years ended September 30, 2000, 2001 and 2002 give effect to the Divestiture and related pro forma accounting adjustments, as if the Divestiture had occurred on October 1, 1999, the beginning of fiscal year 2000. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2002 gives effect to the Divestiture and related pro forma accounting adjustments, as if the Divestiture had occurred on September 30, 2002. The adjustments relating to the Divestiture and other adjustments are described in the notes to the unaudited pro forma condensed consolidated financial information.

Enterprise Search Division

     In July 2000, we acquired Ultraseek Inc. (“Ultraseek”), a provider of scalable and customizable search and navigation software solutions to businesses for their corporate intranet and extranet sites. As a result of this acquisition, we established the Enterprise Search Division. During fiscal 2002, we purchased Quiver, Inc. and allocated the assets and liabilities to the Enterprise Search Division. The Enterprise Search Division technology is a comprehensive information retrieval platform that delivers access to content across an enterprise, regardless of location, language or file format.

     On December 17, 2002, we completed the sale of our Enterprise Search Division to Verity pursuant to an Asset Purchase Agreement. Under this agreement, we sold the business assets of our Enterprise Search Division to Verity for total consideration of $25 million in cash, and Verity’s assumption of our obligations under certain existing Enterprise Search Division contracts, including related customer support obligations. Of the $25 million cash consideration, $3 million (and any accrued interest) will be paid 18 months following the closing of the sale, subject to reduction for indemnification claims made by Verity during such 18 month period. The consideration paid to us was determined as a result of arms-length negotiations with Verity.

Critical Accounting Policies

     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions. On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue recognition, impairment of long-lived assets, allowance for doubtful accounts and contingent liabilities related to lease obligation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies may involve a higher degree of judgment and complexity.

     Revenue Recognition

     Licenses

     Licenses revenues are composed of license and upgrade fees in connection with our software products including Traffic Server network cache platform, Content Delivery Suite software solutions, Media Products, Traffic Core, Traffic Edge, Traffic Controller, Inktomi Media Publisher and Personal Edge. License fees are generally based on the number of CPUs or nodes running the software, or on network traffic throughput across our products, depending on customer deployment, and are generally recognized upon shipment of the software assuming all other revenue recognition criteria have been met.

     We recognize revenues from software licenses when the licensed product is delivered, collection is reasonably assured, the fee for each element of the transaction is fixed or determinable, persuasive evidence of an arrangement exists, and vendor-specific objective evidence exists to allocate the total fee to any undelivered elements of the arrangement.

     We estimate whether collection is reasonably assured based on our knowledge of the customers payment history with us and other sources that may include use of third-party credit rating agencies. Actual collection of amounts from customers will depend on customer specific circumstances and therefore amounts, which we have determined that collection is assured, may ultimately not be collected.

     We estimate whether fees are fixed and determinable based on contractual terms of the arrangement. We generally do not offer rights of refund or acceptance provisions. We do not record revenue until the lapse of these provisions, if provided. We assess whether there is sufficient history of collection for any payment terms provided to customers that are longer than what we provide the majority of our customers. We recognize revenue when amounts become due for any amounts considered to be extended payments.

     Fees from licenses sold together with support and upgrade rights, consulting and implementation services are generally recognized upon delivery provided that the above criteria have been met, payment of the license fees is not dependent upon the performance of the services and the services are not essential to the functionality of the licensed software. Services are unbundled from these arrangements based on the price sold separately, or in some instances for support and upgrades, substantive renewal rates using the residual method.

     We assess numerous factors of services provided with licenses sold in order to determine whether they are essential to the functionality of the software including, but not limited to, our history of providing similar services, whether other vendors can provide similar services, whether core software is being changed and whether customer collection of license fees are contingent upon completion of services. Our assessment of these factors is based on our knowledge of the service market, the software functionality purchased by the customer and the contractual terms of the arrangement.

     Revenue on upgrade rights is recognized ratably over the term of the agreement and included in licenses revenue.

     Web search services

     Web search services revenues are generated through a variety of contractual arrangements, which include general service fees, per-query search fees, database inclusion fees, maintenance fees and search service hosting fees. General services fees and per-query search fees are based, and recognized, on the query volume in the period or the minimum payments of the respective contract. Database inclusion fees are generated from customers who pay on a click-through basis, in some cases also acquiring a customer’s product, and customers who pay a flat rate per page to be included in the Inktomi database. Fees based on click-throughs are recognized based on the activity for that period. Fees based on a flat rate per universal resource locator (“URL”) are recognized ratably over the term of the contract. Maintenance fees and search services hosting fees are recognized ratably over the term of the contract.

     For all Web search services, revenue is recognized when persuasive evidence of an arrangement exists, the services have been delivered, performance obligations have been satisfied, no refund obligations exist and collection is reasonably assured.

     Maintenance services

     Maintenance services revenues are generated through the sale of support services in connection with initial license sales and renewals of support services after the initial service period. Support services generally have a term of one-year and are recognized over the term of the support agreement.

     Other services

     Other Services revenues are composed of revenues generated through consulting services and commerce revenues, prior to the divestiture of our Commerce Division in March 2001. Consulting fees are recognized as the services are performed or upon customer acceptance. In instances where the criteria for recognizing license revenues separate from the consulting or implementation revenues have not been met, both the licenses and consulting fees, excluding the maintenance and support elements, are recognized using contract accounting. When management can make reliable estimates on the extent of consulting services required for full functionality, the revenue for the licenses and consulting fees is recognized on a percentage-of-completion based on labor hours incurred compared to total estimated hours. When management cannot make reliable estimates on the extent of consulting services required for full functionality, the revenue for the licenses and consulting is deferred until the consulting services are completed. We classify revenue from these arrangements as licenses and services revenues, respectively, based upon the vendor-specific objective evidence of each element.

     Impairment of Long-Lived Assets

     We review our long-lived assets, including property, plant and equipment, goodwill and other intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Events or changes in circumstances that we consider to be impairment indicators include, but are not limited to the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for our overall business;

•	a significant decrease in the market price of a long-lived asset;

•	significant adverse economic and industry trends;

•	a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life;

•	significant decline in our stock price for a sustained period; and

•	our net book value relative to our market capitalization.

     Estimates of cash flows related to sublease income and other real estate estimates are based on historical and current information obtained from commercial real estate brokers. This information requires significant judgment and may change in the future.

     When we determine that the carrying amount of the long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgment is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. We use established valuation techniques which rely on these estimates of cash flows which are developed based on our understanding of the underlying cash flows expected from the long-lived asset.

     At June 30, 2002, due primarily to the sustained decrease in our market value as well as other factors, we recorded a charge of $200.9 million in addition to the quarterly amortization of $16.7 million to reflect the impairment of intangibles and other assets, primarily related to our goodwill which was created from our purchase of Ultraseek, Inc. Effective October 1, 2002, we will adopt Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, which requires, among other things, that goodwill and other intangibles determined to have an indefinite life are no longer to be amortized but are to be tested for impairment at least annually. In addition, the standard includes provisions upon adoption for assessing the impairment of goodwill at the reporting unit level as compared to the enterprise level under the current rules. We will adopt SFAS 142 as of October 1, 2002 and expect to complete the initial review during our second fiscal quarter ending March 31, 2003.

     In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets. The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-lived Assets to be Disposed of, and to develop a single accounting model, based on the framework established by SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Although SFAS 144 supercedes SFAS 121, it retains some fundamental provisions of SFAS 121. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We will adopt SFAS 144 as of October 1, 2002 and do not expect that the implementation will have a significant effect on our financial statements, except for our expected discontinued operations treatment of the sale of our enterprise search division to Verity, Inc.

     Restructurings

     We monitor our organizational structure and associated operating expenses periodically. Depending on events and circumstances we may decide to restructure our business to reduce operating costs which may include terminating employees, abandoning lease space and incurring other exit costs. We accrue for the restructuring costs when all of the following occur: (1) management commits to the restructuring plan, (2) the termination benefits are communicated to employees subject to termination or other exit costs are estimated in detail, (3) the plan of termination identifies the number of employees, classification and location, and (4) the period of time to complete the restructuring indicates that significant changes are not likely.

     Any resulting restructuring accrual includes numerous estimates made by management. Estimates of exit costs are developed based on our knowledge of the activity being affected and existing commitments and the cost to exit those commitments. Lease abandonment estimates include estimates of sublease income which are based on historical and current information often obtained from commercial real estate brokers. This information requires significant judgment and may change in the future, which may impact the restructuring accrual. For instance, subsequent to an accrual of lease abandonment we may negotiate a lease termination payment with the landlord which is different than the initial accrual. We monitor our initial estimates periodically and will record an adjustment for any significant changes in estimates.

     In June 2002, the FASB issued SFAS 146, Accounting for Exit or Disposal Activities. SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under FASB Emerging Issues Task Force (“EITF”) No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS 146. We will adopt SFAS 146 for exit or disposal activities that are initiated after

December 31, 2002. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.

     Allowance for Doubtful Accounts

     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Management regularly reviews the adequacy of the allowance after considering the size of the accounts receivable balance, historical bad debts, customer’s expected ability to pay and our collection history with each customer. Management reviews significant individual invoices that are past due to determine whether an allowance should be made based on the factors described above. The allowance for doubtful accounts represents our best estimate, but changes in circumstances discussed above may result in a change to the amount of the allowance.

Recently Issued Accounting Pronouncements

     In November 2001, the EITF reached a consensus on EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor’s products to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit’s fair value can be established. We implemented EITF 01-09 during the fiscal year ended September 30, 2002. The adoption of EITF 01-09 did not have a significant impact on the financial position or results of operations for the fiscal 2001 and 2000.

     In July 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. The impairment review required under SFAS 142 will involve a two-step process as follows:

•	Step 1 — we will compare the fair value of our reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit’s fair value, we will move on to step 2. If a unit’s fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

•	Step 2 — we will perform an allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This will derive an implied fair value for the reporting unit’s goodwill. We will then compare the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

     We will adopt SFAS 142 as of October 1, 2002 and expect to complete the initial review during our second quarter ending March 31, 2003.

     In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets. The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-lived Assets to be Disposed of, and to develop a single accounting model, based on the framework established by SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. Although SFAS 144 supercedes SFAS 121, it retains some fundamental provisions of SFAS 121. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We will adopt SFAS 144 as of October 1, 2002 and do not expect that the implementation will have a significant effect on our financial statements, except for our expected discontinued operations treatment of the sale of our enterprise search division to Verity, Inc.

     In June 2002, the FASB issued SFAS 146, Accounting for Exit or Disposal Activities. SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS 146. We will adopt SFAS 146 for exit or disposal activities that are initiated after December 31, 2002. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.

     In November 2002, FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others . FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor’s year-end. We are currently assessing what the impact of the guidance would have on our financial statements.

     In November 2002, the EITF reached a consensus on issue No. 00-21 Accounting for Revenue Arrangements with Multiple Deliverables (“EITF 00-21”) on a model to be used to determine when a revenue arrangement with multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. The EITF also reached a consensus that this guidance should be effective all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, which for us would be the quarter ending September 30, 2003. We are currently assessing what the impact of the guidance would have on our financial statements.

Pro Forma Results of Operations

     The following table sets forth our pro forma results of operations expressed as a percentage of revenues. Our historical operating results are not necessarily indicative of the results for any future period.

	For the Year Ended September 30,

	2002	2001	2000
Revenues
Web search services	52%	30%	24%
Licenses	32%	51%	60%
Maintenance services	10%	9%	5%
Other services	6%	10%	11%

Total revenues	100%	100%	100%
Cost of revenues
Web search services	17%	14%	10%
Licenses	3%	3%	2%
Maintenance services	4%	3%	2%
Other services	4%	7%	5%

Total cost of revenues	28%	27%	18%
Gross Profit	72%	73%	82%
Operating expenses
Sales and marketing	60%	74%	55%
Research and development	49%	44%	26%
General and administrative	16%	14%	9%
Amortization of goodwill and other intangibles	56%	41%	6%
Impairment of goodwill and other intangibles	224%	26%	—
Restructuring	22%	7%	—
Parkside lease restructuring and termination	89%	—	—
Impairment of building, property and equipment	114%	1%	—
Purchased in-process research and development	—	—	2%
Acquisition-related costs	—	11%	2%

Total operating expenses	629%	217%	100%
Operating loss	(557)%	(144)%	(18)%
Impairment of investments	—	(38)%	—
Other income, net	7%	6%	8%

Pretax loss	(550)%	(177)%	(11)%
Income tax provision	(1)%	—	(1)%

Net loss	(551)%	(177)%	(12)%

Pro Forma information related to the Fiscal Years Ended September 30, 2002 and 2001

Revenues

     Revenues totaled $90.3 million in fiscal 2002, a decrease of $82.2 million or 47.7% from revenues of $172.5 million in fiscal 2001. All of our business experienced declines in revenue, however most of the decline is attributable to decreased license sales in our software products. For fiscal 2002, one customer, America Online (“AOL”), represented 28.0% of total revenues and another customer, Microsoft, represented 10.9% of total revenues. One customer, AOL, represented 10.1% of total revenues in fiscal 2001. For fiscal 2002, AOL represented 47.5% of total license revenues, 20.1% of total maintenance services revenues, 32.1% of total other services revenues and 17.5% of total Web search services revenues. For fiscal 2002, Microsoft represented 20.8% of total Web search services revenues. For fiscal 2001, AOL represented 8.1% of total license revenues, 7.7% of total maintenance services revenues, 6.9% of total other services revenues and 15.5% of total Web search services revenues. For fiscal 2001, Microsoft represented 23.1% of total Web search services revenues.

     We market and sell our products to customers located in the United States and abroad, both through our direct sales force and through our channel partners. Historically, the percentage of sales to customers located outside of the United States has varied substantially. We expect this variation to continue for the foreseeable future. We have generated most of our revenues through direct sales efforts, except in Asia where our revenues have been principally generated through our channel partners.

     Web search services revenues totaled $47.1 million in fiscal 2002, representing a decrease of $4.2 million or 8.2% from Web search services revenues of $51.3 million in fiscal 2001. The decrease was primarily due to weakness in our traditional Web search services, which decreased $20.6 million in fiscal 2002, the result of many smaller or poorly funded companies not being able raise sufficient funds to continue to purchase our services. This decrease in our traditional Web search services was partially offset by the growth of our paid inclusion fee services of $16.4 million or 544% in fiscal 2002 as compared to fiscal 2001. Also, upon expiration in August 2002, AOL, one of our major portal customers, did not renew their Web search services agreement. We expect that this will significantly decrease our traditional Web search business revenues in fiscal 2003. In the future, we expect revenues from paid inclusion fee business to continue to become a greater percentage of our total Web search services revenues. Also going forward, we expect Microsoft, another major portal customer, to contribute a majority of web search service and total company revenues. Web search revenues from Microsoft totaled $9.8 million in fiscal year 2002 representing 20.8% of total Web search revenue for this period. Query volume from Microsoft’s MSN Network were also indirectly responsible for $12.7 million of paid inclusion revenue in fiscal year 2002. Total revenue, direct and indirect, generated through Microsoft’s MSN Network was $22.5 million in fiscal year 2002.

     License revenues related to the content networking products group totaled $28.8 million in fiscal 2002, representing a decrease of $59.2 million or 67.3% from license revenues of $88.1 million in fiscal 2001. The decrease was primarily due to lower demand for our content networking products across all market segments, including internet service providers. As a result of this continued decline in demand, we announced in July 2002 a restructuring in which we decided to focus our efforts on the Web search services and to reduce our investment in our content networking products group while continuing to maintain support for our content networking software customers and partners. As a result, we expect license revenues to continue to decline to insignificant amounts going forward.

     Maintenance services revenues totaled $9.1 million in fiscal 2002, representing a decrease of $6.1 million or 40.4% over maintenance services revenues of $15.2 million in fiscal 2001. The decrease was primarily the result of a decline in our license revenues. Our emphasis on Web search markets will reduce future services revenues as current maintenance agreements expire. At September 30, 2002, deferred maintenance revenue was $5.5 million, the majority of which we expect to be recognized or sold over our 2003 fiscal year.

     Other services revenues totaled $5.3 million in fiscal 2002, representing a decrease of $12.6 million or 70.4% over services revenues of $18.0 million in fiscal 2001. The decrease was the result of a decline in our consulting revenues of $5.7 million and a decline in our Commerce Division revenues of $7.0 million (which we sold in March 2001). We expect other services revenues to be insignificant going forward.

     During fiscal 2002 and 2001, we recognized revenues of approximately $2.1 million and $29.4 million, respectively, on contracts, development, and licensing arrangements with customers in which we were equity shareholders at September 30, 2002 and 2001, respectively. Prices and fees on these contracts and arrangements were comparable to those given to other similarly situated customers.

Cost of Revenues

     Cost of revenues totaled $25.6 million in fiscal 2002, representing a decrease of $20.9 million or 45.0% from cost of revenues of $46.5 million in fiscal 2001.

     Web search cost of revenues generally consist of expenses related to the operation of our Web search business, primarily depreciation, and network and hosting charges as well as licensed technology fees. Web search services cost of revenues were $15.3 million in fiscal 2002, representing a decrease of $9.4 million or 38.1% from Web search services cost of revenues of $24.7 million in fiscal 2001. The decrease was primarily the result of decreased network and hosting costs of $5.4 million and decreased depreciation of $2.5 million.

     Licenses cost of revenues generally consists of royalties or license fees associated with licensed technologies used in our software applications. License cost of revenues were $3.0 million in fiscal 2002, representing a decrease of $1.8 million or 37.3% from licenses cost of revenues of $4.8 million in fiscal 2001. The decrease in license cost of revenues was due primarily to decreased license sales in fiscal 2002. Licenses cost of revenues does not necessarily fluctuate proportionately with licenses revenue due to guaranteed minimum royalty obligations we have with certain licensed technologies.

     Maintenance services cost of revenues generally consists of expenses associated with our technical support department. Maintenance services cost of revenues were $3.5 million in fiscal 2002, representing a decrease of $1.9 million or 34.8% from services cost of revenues of $5.4 million in fiscal 2001. The decrease was primarily due to reduced headcount in our technical support department.

     Other services cost of revenues generally consists of expenses associated with our consulting services as well as depreciation and network and hosting charges associated with the operation of our former Commerce business. Other services cost of revenues were $3.8 million in fiscal 2002, representing a decrease of $7.9 million or 67.4% from services cost of revenues of $11.7 million in fiscal 2001. The decrease was primarily the result of decreased consulting services expenses of $4.7 million and decreased Commerce related expenses of $3.2 million.

Expenses

     Operating expenses include sales and marketing expenses, research and development expenses, general and administrative expenses, amortization of goodwill and other intangibles, impairment of goodwill and other intangibles, restructuring costs, lease termination costs, impairment of fixed assets, purchased in-process research and development, and acquisition-related costs. Research and development, sales and marketing and general and administrative expenses primarily consist of personnel and related costs.

     In connection with stock option grants and our business acquisitions, certain options granted have been considered to be compensatory. Compensation associated with such options was $5.1 million in fiscal 2002, representing a decrease of $0.5 million or 8% as compared to fiscal 2001. The decrease is a result of a decreased number of employees in fiscal 2002. As of September 30, 2002, we had unamortized deferred compensation of $2.0 million, which will be charged to operations as the underlying options vest.

     Over the next fiscal year, expenses are expected to decrease due to our workforce reductions, lease terminations, fixed assets impairments and our narrower business focus on Web search products and services.

Sales and Marketing Expenses

     Sales and marketing expenses consist of personnel and related costs for our direct sales force and marketing staff and marketing programs, including trade shows and advertising. Sales and marketing expenses were $53.7 million in fiscal 2002, a decrease of $74.1 million or 58.0% over fiscal 2001. Of the $74.1 million decrease, approximately $45.7 million was due to reduced sales and marketing headcount, $8.9 million resulted from lower commissions on reduced sales, $10.0 million resulted from reduced marketing programs, $7.9 million resulted from reduced bad debt expense and $1.6 million resulted from miscellaneous other savings. The reduction in bad debt expense in fiscal 2002 was the result of improved collections, a change in the remaining revenue mix and lower revenue.

Research and Development Expenses

     Research and development expenses consist primarily of personnel and related costs for our development efforts. Research and development expenses were $43.9 million in fiscal 2002, a decrease of $31.2 million or 41.5% over fiscal 2001. This decrease was primarily due to decreased headcount in fiscal 2002 as a result of our restructurings. Our current research and development efforts are focused on adding features and functionality directed to derive additional revenue from our Web search services. We are also focused on continuing to improve the relevance of our Web search service results and the size and freshness of our Web search index.

General and Administrative Expenses

     General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, purchasing, human resources, facilities and legal. General and administrative expenses totaled $14.9 million in fiscal 2002, representing a decrease of $9.7 million or 39.4% over fiscal 2001. Of the $9.7 million decrease, approximately $2.6 million was due to reduced bad debt expense, $2.2 million from reduced general and administrative headcount, $2.0 million from reduced outside consulting expense, $1.3 million from reduced facilities expense, $1.1 million due to reduced depreciation expense, and $0.5 million to other miscellaneous expenses. The reduction in bad debt expense in fiscal 2002 was the result of improved collections, a change in the remaining revenue mix and lower revenue.

Amortization of Goodwill and Other Intangibles

     Amortization of goodwill and other intangibles primarily relates to amortization of goodwill acquired through our purchase acquisitions of Ultraseek Corporation and eScene, and through our asset purchase from Adero. Amortization of intangibles and other assets totaled $50.1 million in fiscal 2002, a decrease of $20.3 million or 28.8% from $70.4 million in fiscal 2001. The decrease was primarily due to our impairment of Ultraseek goodwill in the quarter ended June 30, 2002.

Impairment of Goodwill and Other Intangibles

     During fiscal 2002 we recorded $202.6 million in charges to reflect the impairment of goodwill and other intangibles, compared to $44.9 million in fiscal 2001.

     On June 30, 2002, we recorded a charge of $200.9 million to reflect the impairment of goodwill and other intangibles created from the purchase of Ultraseek ($192.4 million) and eScene ($8.5 million). In fiscal 2000, we integrated Ultraseek’s product offerings and operations into our entire organization and, therefore, the associated goodwill from this purchase transaction was accounted for as enterprise goodwill. In the quarter ended June 30, 2002, we experienced a sustained decline in our market capitalization to amounts well below our net book value. In addition, other factors occurred in the quarter ended June 30, 2002 that led us to assess whether an enterprise goodwill impairment charge was appropriate. In particular, America Online, one of our largest customers announced in April 2002, that it would not renew its web search contract with us upon expiration in August 2002. In addition, we were experiencing continued negative cash flows during the third quarter ended June 30, 2002. These factors affected our overall enterprise value leading to further decreases in the market capitalization. Because of these factors we conducted an enterprise goodwill impairment analysis and recorded a charge at June 30, 2002 related to the goodwill created from the purchase of Ultraseek and eScene.

     In December 2001, we evaluated the remaining intangible assets associated with our asset purchase from Adero and recorded a $1.8 million charge to write-off the remaining net book value as there will be no further revenue streams related to these assets.

     During fiscal 2001, we recorded a non-cash charge of $44.9 million to reflect the impairment of goodwill and other intangibles, primarily related to our goodwill associated with our investment in AirFlash and with the assets acquired from Adero. Our private equity investment in AirFlash was determined to be impaired due to continuing sustained operating losses and no success by AirFlash of obtaining additional funding. No cash flows were anticipated from our investment in AirFlash therefore the associated goodwill was fully impaired. Our goodwill related to the assets acquired from Adero was determined to be impaired as we licensed the remaining technology to a third party during 2001 and estimated discounted cashflows were below the carrying value of the goodwill. An impairment charge was recorded to adjust the carrying value of the Adero goodwill down to the estimated fair value, which was based on the estimated discounted cash flows.

Restructuring Costs

Fiscal 2002

     For fiscal 2002, we accrued $19.5 million for restructuring. At September 30, 2002, $7.4 million for restructuring remained outstanding as an accrued liability on our balance sheet.

Fiscal 2002 Fourth Quarter Restructuring:

     In July 2002, we announced plans to focus our business on web search and enterprise retrieval markets. As a result, we significantly scaled back the content networking products group and related corporate infrastructure and eliminated 286 positions and closed several sales offices around the world. As a result of this restructuring, we incurred a charge of $15.4 million made up of $11.8 million of severance and related expenses and $3.5 million in costs associated with office consolidations. Approximately $8.2 million of the charge was paid in the quarter ended September 30, 2002 and the remainder will be paid over the next twelve months.

     As a result of the restructuring, we expected to reduce compensation related expenses by approximately $9.9 million per quarter. We also expected to reduce facility related operating expenses in the amount of $0.7 million for the quarter ended December 31, 2002 and $0.3 million per quarter thereafter, through the end of the lease term which will be through the end of fiscal 2003. In the remaining portion of fiscal 2002, we realized the expected benefits of these restructuring efforts.

Fiscal 2002 Third Quarter Restructuring:

     In April 2002, we completed a restructuring and a workforce reduction of approximately 43 employees to reduce our operating expenses. All of our functional areas were affected by the reduction. As a result of this workforce reduction, we incurred a charge of $2.0 million. During the quarter ended September 30, 2002, a $0.3 million adjustment was made to reduce the charge for severance and related expenses. As of September 30, 2002, approximately $0.3 million of this restructuring accrual remained outstanding as an accrued liability on our balance sheet. The remaining payments will be made over the next six months.

     As a result of the restructuring, we expected to reduce compensation related expenses by approximately $1.4 million per quarter. We also expected to reduce facility related operating expenses in the amount of $0.3 million per quarter through the end of the remaining lease term. In the remaining portion of fiscal 2002, we realized the expected benefits of these restructuring efforts.

Fiscal 2002 First Quarter Restructuring:

     In the quarter ended December 31, 2001, we announced and substantially completed a restructuring and a workforce reduction of approximately 110 employees to reduce our operating expenses. All of our functional areas were affected by the reduction. As a result of this workforce reduction, we incurred a charge of $2.6 million. As of September 30, 2002, none of this restructuring accrual remained outstanding as an accrued liability on our balance sheet.

     As a result of the restructuring we expected to reduce compensation related expenses of approximately $3.2 million per quarter. We also expected to reduce facility related operating expenses through the end of the related lease term and depreciation, through the end of the related useful lives, in the respective amounts of $0.2 million and $0.1 million per quarter. In the remaining portion of fiscal 2002, we realized the expected benefits from this restructuring effort.

Fiscal 2001

     For fiscal 2001, we accrued $11.5 million for restructuring charges. At September 30, 2002, $1.1 million for restructuring remained outstanding as an accrued liability on our balance sheet.

Fiscal 2001 Fourth Quarter Restructuring:

     In the quarter ended September 30, 2001, we instituted a restructuring and a workforce reduction of approximately 33 employees to reduce our operating expenses. The reduction in workforce primarily affected our employees working on wireless related products. As a result of this restructuring, we incurred a charge of approximately $6.5 million in the quarter ended September 30, 2001. This charge included costs associated with underutilized space and office consolidations related primarily to approximately eight sales offices in North America and the United Kingdom. During the quarter ended September 30, 2002, a $0.2 million adjustment was made to reduce the charge for severance and related expenses. As of September 30, 2002, approximately $1.1 million of this restructuring accrual remained outstanding as an accrued liability on our balance sheet, which will be paid over the next twelve months.

     As a result of the restructuring we expected to reduce compensation related expenses of approximately $1.7 million per quarter. We also expected to reduce facility related operating expenses in the amount of $1.7 million for the quarter ended December 31, 2001 and $0.5 million per quarter thereafter, through the end of the lease terms which are through fiscal 2003. We realized the expected benefits from this restructuring effort.

Fiscal 2001 Third Quarter Restructuring:

     In the quarter ended June 30, 2001, we announced and substantially completed a restructuring and a workforce reduction of approximately 194 employees to reduce our operating expenses. All of our functional areas were affected by the reduction. Included in the restructuring charge was $0.6 million for professional fees related primarily to job consultation services for displaced employees. As a result of this workforce reduction, we incurred a charge of $4.9 million. As of September 30, 2002, no amount remained outstanding as an accrued liability on our balance sheet.

     As a result of the restructuring we expected to reduce compensation related expenses of approximately $6.8 million per quarter. We realized the expected benefits from this restructuring effort.

Parkside Lease Restructuring and Termination

     In April 2000, we entered into a lease agreement commencing January 1, 2002 for 381,050 square feet of office space in two mid-rise office buildings in Foster City, California, known as Parkside Towers. Payments under the lease commenced on January 1, 2002, when the property was delivered to Inktomi by the developer and continue over the lease term ending October 31, 2014 for one building and October 31, 2016 for the second building.

     In the quarter ending March 31, 2002, we completed our assessment of our current and future anticipated needs for operating facilities and adopted a plan to consolidate our operating facilities. In accordance with this plan, we recorded a lease termination charge of $74.6 million during the quarter ended March 31, 2002 related to the abandonment of our lease for 381,050 square feet of office space described above. Of the $74.6 million charge, $62.3 related to the expected loss on future subleases and $12.3 related to asset write-offs. Lease abandonment costs for this facility were estimated to include the remaining lease liabilities through the term of the lease, impairment of leasehold improvements, estimated future leasehold improvements and brokerage fees offset by estimated sublease income. Estimates related to sublease costs and income are based on assumptions regarding the period required to locate sub-lessees and sublease rates which were derived from market trend information provided by commercial real estate brokers.

     On September 5, 2002, we executed a Lease Termination Agreement providing for the termination of Parkside Towers. In exchange for the termination of the lease, we agreed to pay the landlords certain consideration including the following: (i) immediate surrender of the cash security deposit of approximately $1.5 million, (ii) consent for the landlords to immediately draw on a letter of credit with Silicon Valley Bank in the amount of approximately $16.5 million, (iii) immediate cash payment of $12.0 million, a portion of which covered August rent and the pro-rated rent for the month of September through the effective date of the Lease Termination Agreement, (iv) issuance of a $21.5 million promissory note, including $0.2 million imputed interest, of which $5 million is payable on October 1, 2002 and $16.5 million is paid the earlier of the sale of the Bayside facilities or January 21, 2003, (v) payment of 50% of any amounts in excess of $50 million that Inktomi realize upon the sale of the Bayside facilities, (vi) issuance of five million shares of our common stock valued at $2.3 million, (vii) the transfer of two HVAC chillers, (viii) the relinquishment of Inktomi’s claim to undispursed portions of the landlords’ obligations to contribute funds for tenant improvements in the amount of $441,223, (ix) the granting of registration rights related to the 5 million shares of common stock issued to the Parkside landlords, and (x) the granting of deeds of trust for the Bayside facilities to the landlords to secure the $21.5 million promissory note.

     Total value of the lease termination, including cash and non-cash items, was $54.0 million. As a result, we recorded a charge of $5.4 million in the fiscal 2002 fourth quarter representing the cost in excess of the remaining lease restructuring accrual initially recorded in the quarter ended March 31, 2002. As part of the lease termination transaction, the landlords of the Parkside facility (and their affiliates) agreed, at Inktomi’s election, to purchase the Bayside facilities for $37.5 million. Inktomi’s right to require the landlords to purchase the Bayside facilities commenced on November 1, 2002 and ended on January 21, 2003. In December 2002, we sold the building to a third party for $41.5 million.

Impairment of Property, Plant and Equipment

Fiscal 2002

     In August 2000, we entered into an operating lease agreement for the land and facilities of our corporate headquarters, known as Bayside, in Foster City, California. This operating lease is commonly referred to as a synthetic lease because it represents a form of off-balance sheet financing under which an unrelated third party funds 100% of the costs of the acquisition of the property and leases the asset to Inktomi as lessee. Under the lease terms, we were required to pay lease payments for five years to the lessor. The payments were calculated based on a floating interest rate applied against a $114 million principal value. The agreement was assigned to a third party lessor under the terms of a lease finance structure. This structure also required the creation and maintenance of a cash collateral account that limited the liquidity of $119.6 million of our cash, which was classified as long-term on our balance sheet. During the term of the lease, we had a purchase option to buy the building for $114 million plus breakup fees or to extend the lease. If we elected not to purchase the building or extend the lease term, we had guaranteed to compensate the lessor for the difference between the market value of the building and $114 million, limited upwards to a maximum amount of $101 million (residual value guarantee).

     Due to the declining commercial real estate market in the Bay Area, we believed that it was probable at the end of the lease term in August 2005 that the market value of our Bayside corporate headquarters would be less than the $114 million residual value guarantee. Therefore, we accrued for this loss on a straight-line basis from April 1, 2002 to the end of the lease term. Accordingly, we had recorded $2.2 million in fiscal 2002 as the total estimated future probable loss amounted to $18.8 million. This loss was based on the difference between the residual value guarantee amount and the estimated value of our Bayside corporate headquarters at the end of the lease term determined through the use of estimated future sublease income provided by commercial real estate brokers.

     In August 2002, through the execution of a Termination and Release Agreement, we exercised the purchase option under our operating lease arrangement for the Bayside corporate headquarters and title for such facilities was transferred to Inktomi on such date. We paid $114 million to Deutsche Bank and its affiliates, the holders of the synthetic lease, for the purchase of the Bayside corporate headquarters.

     At the purchase date we valued the Bayside corporate headquarters at $44.8 million based on established valuation techniques. As a result of this valuation, we incurred a charge of $67.0 million in the quarter ended September 30, 2002. We also wrote down to zero the net book value of the Bayside leasehold improvements which totaled $15.5 million during the quarter ended September 30, 2002. In December 2002, we sold the Bayside property to a third party for $41.5 million, with the additional loss on the sale to be recorded in the quarter ending December 31, 2002.

     In September 2002, we incurred an additional $10.5 million non-cash asset impairment primarily related to computer equipment and furniture and fixtures held in use as the expected cash flows were less than the carrying value of these assets. Factors which triggered our assessment for impairment included continued negative cash flows from operations, continued operating losses and carrying values which exceeded market values. These assets were written down to their estimated fair value based on information obtained from recent sales of similar assets. After the asset write-offs, we expect depreciation expenses to reduce by $2.1 million per quarter beginning in the quarter following the impairment.

     Primarily as a result of our July 2002 restructuring, we incurred an $8.7 million non-cash asset impairment related to abandoned assets of our Web search group and content networking products group.

     As a result of our December 2001 restructuring, we incurred a $1.3 million asset impairment charge. The $1.3 million write-down represents computer equipment consisting of $0.5 million of abandoned assets in the London office that was downsized in the restructuring and $0.8 million of abandoned assets related to Content Bridge services that were discontinued as a product line in the quarter ended December 31, 2001.

Fiscal 2001

     As a result of our September 2001 restructuring, we incurred a $0.7 million non-cash asset impairment charge.

     As a result of our June 2001 restructuring, we incurred a $0.2 million non-cash asset impairment charge.

     During fiscal 2001, we recorded a non-cash charge of $44.9 million to reflect the impairment of goodwill and other intangibles, primarily related to our goodwill associated with our investment in AirFlash and with the assets acquired from Adero. Our private equity investment in AirFlash was determined to be impaired due to continuing sustained operating losses and no success by AirFlash of obtaining additional funding. No cash flows were anticipated from our investment in AirFlash therefore the associated goodwill was fully impaired. Our goodwill related to the assets acquired from Adero was determined to be impaired as we licensed the remaining technology to a third party during 2001 and estimated discounted cashflows were below the carrying value of the goodwill. An impairment charge was recorded to adjust the carrying value of the Adero goodwill down to the estimated fair value, which was based on the estimated discounted cash flows.

Purchased In-Process Research and Development

     A portion of the purchase prices we paid for Ultraseek and various assets of Adero have been identified as developed technology and in-process research and development (“IPRD’’). We identified and valued the developed technology and IPRD by conducting extensive interviews, analyzing data provided by the acquired companies concerning developmental products, considering the stage of development of such products and the time and resources needed to complete them, and assessing the expected income generating ability of the products, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD. Based on our analysis of these variables, we recorded a one-time purchased IPRD charge of $0.4 million in fiscal 2001 associated with our purchase of various assets of Adero, and a one-time purchased IPRD charge of $4.4 million in fiscal 2000 associated with our Ultraseek acquisition because technological feasibility had not been established and no future alternative uses existed.

Acquisition-Related Costs

     As a result of our FastForward acquisition in October 2000, we recorded acquisition-related costs of $19.5 million in fiscal 2001, primarily for investment banking fees, accounting, legal and other professional expenses. As of September 30, 2002, no accrued liabilities relating to FastForward acquisition related costs remained outstanding.

Impairment of Investments

     In late 1999 and early 2000, we made numerous equity investments in both public and private companies for strategic purposes. Our approach was to invest in companies that were working to expand the markets that we believed to be strategically beneficial to us. Market conditions for technology companies began to deteriorate in late 2000 and this deterioration continued during the first half of 2001. During our quarter ended June 30, 2001, we determined that there was an other-than-temporary decline, or impairment, in value of most of our strategic investments in the amount of $65.9 million. The $65.9 million impairment charge consists of $39.7 million related to four public company investments and $26.2 million related to nine private company investments. We considered the prolonged decline in overall technology market conditions as well as factors such as liquidity and market acceptance on a company specific basis.

Other Income, Net

     Other income, net generally includes interest on our cash and cash equivalents and short-term investments, less expenses related to our debt and capital lease obligations and gains and losses on disposal of assets and sale of investments. Other income, net, also included $0.4 million of rent from other tenants in our Bayside corporate headquarters after the building was purchased in August 2002. Other income, net, totaled $6.6 million of income in fiscal 2002, a decrease of $3.7 million or 36.1% over fiscal 2001. The decrease in other income, net, was primarily due to a decrease in interest income of $10.6 million, offset by decreased realized losses on investments of $2.2 million, a $2.8 million gain relating principally to the settlement of accruals from previous one-time charges, and a $0.8 million reversal of an accrual related to our former Commerce division in fiscal 2002.

Pro Forma information related to the Fiscal Years Ended September 30, 2001 and 2000

Revenues

     Revenues totaled $172.5 million in fiscal 2001, a decrease of $48.1 million or 21.8% from revenues of $220.7 million in fiscal 2000. For fiscal 2001, one customer, AOL, represented 10% of total revenues, while no customer represented over 10% of total revenues in fiscal 2000. For fiscal 2001, AOL represented 8.1% of total license revenues, 7.7% of total maintenance services revenues, 6.9% of total other services revenues and 15.5% of total Web search services revenues. We market and sell our products to customers located in the United States and abroad, both through our direct sales force and through our channel partners. Historically, the percentage of sales to customers located outside of the United States has varied substantially, reflecting the early stage build-out of our international operations. We have generated most of our revenues through direct sales efforts, except in Asia where our revenues have been principally generated through our channel partners.

     Web search services revenues totaled $51.3 million in fiscal 2001, representing a decrease of $0.8 million or 1.6% from Web search services revenues of $52.1 million in fiscal 2000. The decrease was due a decrease in our general Web search business of $3.8 million where many smaller or poorly funded companies could not raise sufficient funds to continue to purchase our services, partially offset by growth in our database inclusion fee business of $3.0 million.

     License revenues totaled $88.1 million in fiscal 2001, representing a decrease of $45.0 million or 33.8% from license revenues of $133.1 million in fiscal 2000. A majority of our license revenues had been generated from Internet service providers. In previous fiscal years, service providers were investing substantial amounts of capital to build out their networks to address Internet opportunities. In fiscal 2001, this segment substantially curtailed spending in response to the challenging economic environment.

     Maintenance Services revenues totaled $15.2 million in fiscal 2001, representing an increase of $3.4 million or 28.2% over maintenance services revenues of $11.9 million in fiscal 2000. The increase was the result of an increase in our content networking support revenues primarily due to an increase in our support revenues generated from service provider customers who purchased support for our products over the last several fiscal years.

     Other Services revenues totaled $18.0 million in fiscal 2001, representing a decrease of $5.6 million or 23.9% over services revenues of $23.6 million in fiscal 2000. The decrease was the result of a decline in our Commerce Division revenues of $8.5 million (which we sold in March 2001), offset by an increase in our consulting revenues of $2.9 million.

     During fiscal 2001 and 2000, we recognized revenues of approximately $29.4 million and $31.3 million, respectively, on contracts, development, and licensing arrangements with customers in which we were equity shareholders at September 30, 2001 and 2000, respectively. Prices on these contracts and arrangements were comparable to those given to other similarly situated customers.

Cost of Revenues

     Licenses cost of revenues generally consists of royalties or license fees associated with licensed technologies used in our software applications. License cost of revenues were $4.8 million in fiscal 2001, representing a decrease of $0.6 million or 10.7% from licenses cost of revenues of $5.3 million in fiscal 2000. The decrease in license cost of revenues was due primarily to decreased license sales in fiscal 2001. Licenses cost of revenues does not necessarily fluctuate proportionately with licenses revenue due to guaranteed minimum royalty obligations we have with certain licensed technologies.

     Web search cost of revenues generally consist of expenses related to the operation of our Web search business, primarily depreciation, and network and hosting charges as well as licensed technology fees. Web search services cost of revenues were $24.7 million in fiscal 2001, representing an increase of $2.9 million or 13.2% from Web search services cost of revenues of $21.8 million in fiscal 2000. The increase was primarily the result of increased network and hosting costs.

     Maintenance services cost of revenues generally consists of expenses associated with our technical support department. Maintenance services cost of revenues were $5.4 million in fiscal 2001, representing an increase of $2.1 million or 63.3% from services cost of revenues of $3.3 million in fiscal 2000. The increase was primarily due to increased headcount in our tech support department.

     Other services cost of revenues generally consists of expenses associated with our consulting services as well as depreciation and network and hosting charges associated with the operation of our former Commerce business. Other services cost of revenues were $11.7 million in fiscal 2001, representing an increase of $1.6 million or 16.1% from services cost of revenues of $10.1 million in fiscal 2000. The increase was primarily the result of increased consulting services expenses.

Expenses

     Operating expenses include sales and marketing expenses, research and development expenses, general and administrative expenses, amortization of goodwill and other intangibles, impairment of goodwill and other intangibles, impairment of intangibles and other assets, restructuring costs, lease termination costs, impairment of fixed assets, purchased in-process research and development, and acquisition-related costs. Research and development, sales and marketing and general and administrative expenses primarily consist of personnel and related costs.

Sales and Marketing Expenses

     Sales and marketing expenses consist of personnel and related costs for our direct sales force and marketing staff and marketing programs, including trade shows and advertising. Sales and marketing expenses were $127.9 million in fiscal 2001, an increase of $6.8 million or 5.6% over fiscal 2000. This increase was primarily due to an increase in headcount in the first half of fiscal 2001, offset partially by workforce reductions implemented in April and September 2001.

Research and Development Expenses

     Research and development expenses consist primarily of personnel and related costs for our development efforts. Research and development expenses were $75.1 million in fiscal 2001, an increase of $17.0 million or 29.3% over fiscal 2000. This increase was primarily due to an increase in headcount in the first half of fiscal 2001, offset partially by workforce reductions implemented in April and September 2001.

General and Administrative Expenses

     General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, purchasing, human resources, facilities and legal. General and administrative expenses totaled $24.6 million in fiscal 2001, an increase of $5.5 million or 28.6% over fiscal 2000. This increase was primarily related to an increase in headcount and consulting expenses.

Amortization of Goodwill and Other Intangibles

     Amortization of goodwill and other intangibles primarily relates to amortization of goodwill acquired through our purchase acquisitions of Ultraseek Corporation and eScene and through our asset purchase from Adero. Amortization of intangibles and other assets totaled $70.4 million in fiscal 2001, an increase of $57.2 million or 434.3% over fiscal 2000. The increase was primarily due to amortization of goodwill associated with our acquisition of Ultraseek in the fourth quarter of fiscal 2000 and our Adero and eScene acquisitions consummated in fiscal 2001.

Impairment of Goodwill and Other Intangibles

     During fiscal 2001, we recorded a non-cash charge of $44.9 million to reflect the impairment of goodwill and other intangibles, primarily related to our goodwill associated with our investment in AirFlash and with the assets acquired from Adero. Our private equity investment in AirFlash was determined to be impaired due to continuing sustained operating losses and no success by AirFlash of obtaining additional funding. No cash flows were anticipated from our investment in AirFlash therefore the associated goodwill was fully impaired. Our goodwill related to the assets acquired from Adero was determined to be impaired as we licensed the remaining technology to a third party during 2001 and estimated discounted cashflows were below the carrying value of the goodwill. An impairment charge was recorded to adjust the carrying value of the Adero goodwill down to the estimated fair value, which was based on the estimated discounted cash flows.

Restructuring Costs

     In fiscal 2001, in light of a challenging operating and business environment, we implemented two restructurings and workforce reductions, totaling approximately 227 employee positions, to reduce our operating expenses. As a result of these workforce reductions, we incurred restructuring charges of $11.5 million in fiscal 2001. The restructuring charge included approximately $6.1 million of severance related amounts, $4.8 million of committed excess facilities and $0.6 million of professional fees.

Purchased In-Process Research and Development

     A portion of the purchase prices we paid for Ultraseek and various assets of Adero have been identified as developed technology and in-process research and development (“IPRD’’). We identified and valued the developed technology and IPRD by conducting extensive interviews, analyzing data provided by the acquired companies concerning developmental products, considering the stage of development of such products and the time and resources needed to complete them, and assessing the expected income generating ability of the products, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD. Based on our analysis of these variables, we recorded a one-time purchased IPRD charge of $0.4 million in fiscal 2001 associated with our purchase of various assets of Adero, and a one-time purchased IPRD charge of $4.4 million in fiscal 2000 associated with our Ultraseek acquisition because technological feasibility had not been established and no future alternative uses existed.

Acquisition-Related Costs

     As a result of our FastForward acquisition in October 2000 and our WebSpective acquisition in October 1999, we recorded acquisition-related cots of $19.5 million and $4.0 million in fiscal 2001 and 2000, respectively, primarily for investment banking fees, accounting, legal and other professional expenses.

Impairment of Investments

     In late 1999 and early 2000, we made numerous equity investments in both public and private companies for strategic purposes. Our approach was to invest in companies that were working to expand the markets that we believed to be strategically beneficial to us. Market conditions for technology companies began to deteriorate in late 2000 and this deterioration continued during the first half of 2001. During our quarter ended June 30, 2001, we determined that there was an other-than-temporary decline, or impairment, in value of most of our strategic investments in the amount of $65.9 million. The $65.9 million impairment charge consists of $39.7 million related to four public company investments and $26.2 million related to nine private company investments. We considered the prolonged decline in overall technology market conditions as well as factors such as liquidity and market acceptance on a company specific basis.

Other Income, Net

     Other income, net includes interest on our cash and cash equivalents, short-term investments and our long-term restricted cash, less expenses related to our debt and capital lease obligations and loss on disposal of assets. Other income, net, totaled $10.3 million of income in fiscal 2001, a decrease of $6.6 million or 39% over fiscal 2000. The decrease in other income, net was primarily the result of net realized losses on the sale of investments in fiscal 2001. We incurred net realized losses on the sale of investments of $2.9 million in fiscal 2001, as compared to net realized gains of $1.9 million in fiscal 2000. Interest income decreased from $15.9 million in fiscal 2000 to $15.4 million in fiscal 2001. We incurred foreign exchange losses of $0.6 million in fiscal 2001, as compared to foreign exchange gains of $0.1 million in fiscal 2000.

Pro Forma Liquidity and Capital Resources

     In this section we discuss our Liquidity and Capital Resources assuming the sale of the Enterprise Search Division occurred as of the balance sheet date of September 30, 2002 and at the beginning of each of the three fiscal years ended September 30, 2000, September 30, 2001 and September 30, 2002. The discussion take into account the effect of the $20.0 million sales proceeds, less estimated costs, from the sale of our enterprise search business to Verity and the eliminations of the operating cash flows associated with the enterprise search business.

     Pro forma cash and cash equivalents and short-term investments totaled $65.4 million at September 30, 2002, a decrease of $39.1 million or 37.4% from $104.5 million at September 30, 2001. The decrease primarily came from cash used in operating activities. The pro forma accounting adjustments affect primarily cash used in operating activities. The pro forma cash and cash equivalent and short-term investments balances at September 30, 2002 and 2001 include the $22.0 million sales proceeds, less estimated costs of $2.0 million, from the sale of our Enterprise Search Division to Verity.

     We used $116.9 million in cash from operations during fiscal 2002 as compared to cash used in operations of $74.9 million during the prior year. The change was primarily due to the increase in net loss of $191.5 million, offset by an increase in non-cash charges of $162.4 million.

     Cash provided by investing activities was $32.0 million in fiscal 2002, as compared to cash provided by investing of $47.8 million in the prior year. The change was primarily the result of $79.1 million less in net proceeds from the sale of short-term investments, net of reinvestments, $114.0 million used in the purchase of our Bayside headquarters, $11.6 million of other increased cash items partially offset by the release of restricted cash balances of $129.0 million compared to cash restrictions in the prior year of $9.3 million, and $33.3 million less cash used to purchase property, plant, and equipment, and to fund company acquisitions.

     Cash provided by financing activities was $83.7 million in fiscal 2002, an increase of $79.2 million from the prior year, primarily due to $52.8 million of net proceeds from the issuance of 13.2 million shares of Common Stock in November 2002, and $23.1 million of increased cash proceeds net of repayments of notes payable.

     From time to time, we have used debt and leases to partially finance capital purchases. At September 30, 2002, we had $31.4 million in total loans and capitalized lease obligations outstanding. Our underlying assets collateralize the loans, and the underlying equipment obtained through the lease agreements collateralizes each capitalized lease.

     Approximately $8.8 million of our debt at September 30, 2002 was in the form of bank loans, of which $3.8 million was a term loan and $5.0 million were borrowings under a line of credit the size of which is based on accounts receivable balances. The loans are subject to specific financial covenants that are reported to the bank monthly. The covenants (i) require minimum unrestricted cash, cash equivalents and short term investments of $27.5 million, (ii) provide that we cannot incur GAAP loss of more than $137.0 million, $10.3 million, $7.6 million, $4.7 million, $1.3 million for the quarters ended September 30, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 respectively, and (iii) require that we maintain all US bank deposits at the bank. We were in compliance with these covenants at September 30, 2002.

     Any one or more of the following events would constitute a default under the bank facility: payment default, covenant default, the occurrence of a material adverse change, default under certain other agreements, subordinated debt and judgments, misrepresentations regarding information we have disclosed to the bank, and insolvency. Upon the occurrence of a default the bank may declare all obligations due and payable immediately, settle or adjust disputes and claims directly with account debtors for amounts that the bank considers advisable, make such payments as necessary to protect its security interest in the collateral, apply company balances held by the bank to the obligations, and sell the collateral.

     We violated the minimum cash balance covenants for the months ending October and November 2002. The bank waived the covenant violations in December 2002. The Company is currently negotiating to restructure its loan covenants, as it is probable that it will be in violation of the maximum GAAP loss covenants for the quarter ended December 31, 2002. In December 2002, the bank prospectively waived this GAAP loss covenant for the quarter ended December 31, 2002. Accordingly, we have classified all amounts due as current under this facility at September 30, 2002. If we were required to repay the amounts borrowed under these loan arrangements, it would reduce the amount of cash we have available for our operations.

     In September 2002, we executed a Lease Termination Agreement on our Parkside facilities. The total value of the lease termination, including cash and non-cash items, was $54.0 million, with $17.9 million of unrestricted cash paid in the September quarter and additional $21.5 million provided in the form of a promissory note, of which $5 million is payable on October 1, 2002 and $16.5 million is paid the earlier of the sale of the Bayside facilities or January 21, 2003. Non-cash items transferred to the lease provider included certain previously purchased assets, five million shares of our common stock, and permission to draw down a letter of credit provided as a security deposit on the facility that was partially collateralized by restricted cash investments. The promissory note was paid in full in the December 2002 quarter.

     In August 2000, we entered into a synthetic lease agreement for our corporate headquarters in Foster City, California. This operating lease is commonly referred to as a synthetic lease because it represents a form of off-balance sheet financing which an unrelated third-party funds 100% of the costs of the acquisition of the property and leases the asset to Inktomi as leasee. This structure required the creation and maintenance of a cash collateral account that limited the liquidity of $119.6 million of our cash, which was classified as long-term on our balance sheet. On August 28, 2002, through the execution of a Termination and Release Agreement, we exercised the purchase option under our lease and title for the facilities was transferred to Inktomi in exchange for $114.0 million. In December 2002, we sold the property for $41.5 million and leased back the portion we now occupy.

     At September 30, 2002, we had negative working capital of $14.8 million. Our current significant capital commitments consist of commitments under operating leases of $37.7 million as well as our agreement to pay cash consideration of $21.5 million in connection with our Parkside lease termination. The $21.5 million cash consideration was paid by December 20, 2002.

	Payments Due by Period

Significant Contractual Cash Obligations		Less than	1-3	After 3
At September 30, 2002 (in millions)	Total	1 year	years	years
Operating leases	$37.7	$7.4	$12.1	$18.2
Payment for Parkside lease termination	$21.5	$21.5	—	—
Total significant contractual cash obligations	$59.2	$28.9	$12.1	$18.2

     On December 20, 2002, we completed the sale of our Bayside corporate headquarters and also entered into a five-year lease with the facilities’ new owner for the portion of the property that we occupy for an aggregate lease commitment of approximately $2 million per year for a total of $9.8 million, net of costs. The lease may also be terminated at our election after two years in exchange for a fee.

     In December 2001, our Board of Directors approved a $5 million revolving line of credit to our Chief Executive Officer. In December 2001, we provided loans to our Chief Executive Officer totaling $4.7 million of which $2.7 million was repaid prior to December 31, 2001. During the quarter ended March 31, 2002, we provided loans to our Chief Executive Officer totaling $0.9 million of which $0.1 was repaid prior to March 31, 2002. During the quarter ended June 30, 2002, we provided loans to our Chief Executive Officer totaling $2.1 million. As of September 30, 2002, total loans outstanding and total accrued interest to our Chief Executive Officer were approximately $4.9 million and $160,000, respectively. These loans are unsecured and are represented by full recourse promissory notes accruing interest at the rate of 6% per annum. Each loan, plus any accrued unpaid interest, will become due the earlier of either two years from the grant date of the individual loan or the date that our Chief Executive Officer leaves the Company. All after tax proceeds of compensatory bonuses and 50% of after tax proceeds from sales of Company stock must be used to pay down the loans outstanding. The first loans will become due in December 2003.

     Our capital and liquidity requirements depend on numerous factors, including market acceptance of our products and services, economic conditions impacting our revenue generation, the resources we devote to developing, marketing, selling and supporting our products and services, the timing and extent of establishing and consolidating international operations, the resources we commit to facilities, the extent and timing our investments, the value of our investments in equity securities and real estate, acquisition costs, and the ability to raise capital and other factors. For the years ended September 30, 2002, 2001 and 2000, the Company has incurred losses from operations of $503.0 million, $249.2 million and $40.7 million, respectively. We have historically relied upon proceeds from equity offerings to fund operations. During 2002, we undertook restructurings to reduce costs and to reduce cash outflows from operations. Subsequent to September 30, 2002 the Company completed the sale of its corporate headquarters for net proceeds of $41.5 million. The Company also implemented subsequent to September 30, 2002 a restructuring plan in order to reduce the operating expenses on an ongoing basis. These activities generated cash flows needed for our operations. Management believes it has adequate cash resources to fund operations for at least until December 2003 with these additional subsequent cash flows and continued efforts on pursuing increased revenues and monitoring expenses.

Other Matters

     At a meeting held on December 10, 2002, our Audit Committee approved future non-audit tax services, including tax planning and tax compliance, to be performed by PricewaterhouseCoopers in fiscal 2003. The Audit Committee also approved other non-audit services to be performed by PricewaterhouseCoopers in fiscal 2003, including transaction services such as pre- and post-acquisition activities and due diligence, where the aggregate fees for such services did not exceed $50,000. The Chairman of the Audit Committee has been delegated the authority to approve these other non-audit services to the extent they exceed $50,000.

(c)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated as of November 13, 2002, by and among Inktomi Corporation, Inktomi Quiver Corporation (formerly Quiver, Inc.), Ultraseek Corporation, Quiver Ltd. and Verity, Inc.

2.2*	Amendment No. 1 to Asset Purchase Agreement, dated as of December 17, 2002, by and among Inktomi Corporation, Inktomi Quiver Corporation (formerly Quiver, Inc.), Ultraseek Corporation, Quiver Ltd. and Verity, Inc.

* Previously filed

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2003

INKTOMI CORPORATION

By	/s/ Randy S. Gottfried

Randy S. Gottfried Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated as of November 13, 2002, by and among Inktomi Corporation, Inktomi Quiver Corporation (formerly Quiver, Inc.), Ultraseek Corporation, Quiver Ltd. and Verity, Inc.

2.2*	Amendment No. 1 to Asset Purchase Agreement, dated as of December 17, 2002, by and among Inktomi Corporation, Inktomi Quiver Corporation (formerly Quiver, Inc.), Ultraseek Corporation, Quiver Ltd. and Verity, Inc.

* Previously filed